Exhibit 99.1

Environmentally Friendly Insect Control Solutions Tackle Growing Global

Health and Agriculture Problems with Unparalleled Accuracy

Germantown, MD, and Oxford, England, September 8, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, announced today it has completed the acquisition of Oxitec Ltd. Oxitec’s safe and innovative approach to control mosquitoes that spread disease and insect pests that damage crops is well aligned with Intrexon’s social goals, technologies and business purpose. The addition of the Oxitec team under the continued leadership of its Chief Executive Officer, Hadyn Parry, expands Intrexon’s capabilities to address a broad range of global environmental, health and agricultural challenges in new and responsible ways.

Through advanced genetics and engineering of biology, Oxitec’s pioneering approach to controlling insect populations employs the release of ‘sterile’ male insects whose offspring inherit a self-limiting gene and do not survive to adulthood. This biological technique is exquisitely directed toward single insect species, thereby avoiding the off-target effects and broad environmental consequences of applying conventional insecticides.

According to the Center for Disease Control (CDC), vector-borne diseases such as dengue and malaria account for 17% of the estimated global burden of all infectious diseases today. Dengue is the world’s fastest growing vector-borne disease, and is now present in over 100 countries placing 40% of the world’s population at risk of infection. The global cost of this virus is estimated to exceed $5 billion per year including vector management, prevention, and associated healthcare spending.

Oxitec’s lead health program centers on the Aedes aegypti mosquito, the primary vector for dengue. Efficacy field trials in Brazil, Panama, and Grand Cayman have each shown a greater than 90% reduction of the Aedes aegypti population. Brazil’s National Technical Commission for Biosecurity (CTNBio) approved Oxitec’s groundbreaking technology last year, an important step towards full commercialization.

Intrexon also intends to focus on Oxitec’s technology applications in agriculture as a growing world population is leading to increased demand for more efficient, safe and sustainable crop production. Insect pest related crop damage results in the loss of up to 40% of global food production every year despite the more than $11 billion spent annually on insecticides. Oxitec’s innovative method is toxin-free and targets some of the most damaging agricultural pests known today without adversely affecting beneficial insects like bees and the surrounding ecosystem.

One of the targeted pests in Oxitec’s agricultural-related pipeline is the diamondback moth (Plutella xylostella), a highly invasive species that has shown resistance to almost every insecticide and is considered one of the most difficult insect pests to control. This single pest costs farmers over $4 billion yearly in crop losses and control management. According to a recent publication in BioMed Central Biology, Oxitec’s platform was successful in rapidly suppressing the diamondback moth population and could offer an effective, versatile control option against this and other agricultural pests.

Intrexon’s Chairman and Chief Executive Officer Randal J. Kirk commented, “Oxitec will be a cornerstone of our Environmental Sector as we work with governments, environmentalists, health workers, farmers and others to advance targeted, sustainable and self-limiting engineered biology solutions to address significant problems that exist in human disease vector control and agricultural loss. Beyond this, we believe that the Oxitec technology will allow us to protect many animals threatened by insect borne diseases and crops that are damaged by voracious insects, especially those that have been introduced into non-native geographies by man. We are pleased to welcome Oxitec’s accomplished team to Intrexon’s growing number of responsible scientists who work each day to improve the quality of life and health of our planet.”

About Intrexon Corporation

Intrexon Corporation (NYSE:XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

For more information, contact:

Intrexon Corporation Contacts:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Oxitec Contact:

Press contact:

Chris Creese, Ph.D.

Communications Manager

Tel: +44 (0)1235-832393

info@oxitec.com